Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276796

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated February 9, 2024)

13,950,976 Shares of Common Stock

This prospectus supplement updates, amends, and supplements the prospectus dated February 9, 2024 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276796).

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2024 (the “Current Report”), and to disclose the shareholder approval of the issuance of shares of common stock issuable upon exercise of certain common stock purchase warrants issued by the Company, as more fully described below. Accordingly, we have attached the Current Report to this prospectus supplement.

Additionally, as disclosed in the Current Report, the Stockholder Approval (as defined in the Prospectus) was received on February 16, 2024 and as result the Warrants and the Existing Common Warrants (as defined in the Prospectus) are exercisable until February 16, 2029.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ATNF”. On February 15, 2024, the last reported sale price for our common stock as reported on Nasdaq was $0.21 per share.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 16, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2024

180 LIFE SCIENCES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 El Camino Real, Bldg. 4, Suite 200 Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATNF	The NASDAQ Stock Market LLC
Warrants to purchase shares of Common Stock	ATNFW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2024, at a Special Meeting (the “Special Meeting”) of the stockholders of 180 Life Sciences Corp. (the “Company,” “we,” “our,” or “us”), the stockholders of the Company approved the Second Amendment (“Second Amendment”) to the First Amended and Restated 180 Life Sciences Corp. 2022 Omnibus Incentive Plan (the First Amended and Restated 2022 Omnibus Incentive Plan, as amended by the Second Amendment, the “OIP”) in accordance with the voting results set forth below under Item 5.07. The Second Amendment was originally approved by the Board of Directors of the Company on December 13, 2023, subject to stockholder approval and the Second Amendment became effective at the time of stockholder approval.

The material terms of the OIP, as amended by the Second Amendment, were described in the Company’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) under the caption “Proposal 2 – Adoption of the Second Amendment to the 180 Life Sciences Corp. 2022 Omnibus Incentive Plan” filed with the Securities and Exchange Commission (SEC) on December 26, 2023. Awards under the OIP may be made in the form of performance awards, restricted stock, restricted stock units, stock options, which may be either incentive stock options or non-qualified stock options, stock appreciation rights, other stock-based awards and dividend equivalents. Awards are generally non-transferable. Subject to adjustment in connection with the payment of a stock dividend, a stock split or subdivision or combination of the shares of common stock, or a reorganization or reclassification of the Company’s common stock, the aggregate number of shares of common stock which may be issued pursuant to awards under the OIP is 4,249,933. The 4,249,933 share limit also applies to the total number of incentive stock options which may be awarded pursuant to the terms of the OIP. The Second Amendment increased the maximum number of shares available to be issued under the OIP from 470,000 shares to 4,249,933 shares.

Employees, non-employee directors, and consultants of the Company and its subsidiaries are eligible to participate in the OIP. Incentive stock options may be granted under the OIP only to employees of our company and its subsidiaries. Employees, directors and consultants of our company and its affiliates are eligible to receive all other types of awards under the OIP.

The above description of the Second Amendment and the OIP does not purport to be complete, and is qualified in its entirety by reference to the full text of the Second Amendment and the OIP as amended by the Second Amendment, which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated by reference into this Item 5.02.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Special Meeting, stockholders representing 4,319,708 shares of the Company’s capital stock entitled to vote at the Special Meeting were present in person or by proxy representing 43.1% of the voting shares issued and outstanding on the record date of December 18, 2023, and constituting a quorum to conduct business at the Special Meeting. The following sets forth the matters that were voted upon by the Company’s stockholders at the Special Meeting and the voting results for such matters. These matters are described in more detail in the Proxy Statement.

At the Special Meeting, stockholders approved the following proposals, which are set forth in their entirety below.

1.	Proposal No. 1: Approval of an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding shares of our common stock, par value $0.0001 per share, by a ratio of between one-for-four to one-for-forty, inclusive, with the exact ratio to be set at a whole number to be determined by our Board of Directors or a duly authorized committee thereof in its discretion, at any time after approval of the amendment and prior to February 16, 2025:

For	Against	Abstentions	Broker Non-Votes
3,662,372	653,782	3,554	—

More votes were cast for approval of Proposal No. 1, then against Proposal No. 1, and as such Proposal No. 1 was approved at the Special Meeting.

2.	Proposal No. 2: Approval of the adoption of the Second Amendment to the 180 Life Sciences Corp. 2022 Omnibus Incentive Plan:

For	Against	Abstentions	Broker Non-Votes
531,011	256,738	4,263	792,012

Proposal No. 2 was approved by approximately 67.0% of the votes cast on the proposal at the Special Meeting, and as such Proposal No. 2 was approved at the Special Meeting.

3.	Proposal No. 3: Approval of the issuance of shares of our common stock, $0.0001 par value per share, in excess of 19.99% of the issued and outstanding shares of our common stock, upon the exercise of pre-funded warrants to purchase up to 4,886,878 shares of common stock, with an exercise price of $0.0001 per share; and warrants to purchase up to 18,128,196 shares of common stock, with an exercise price of $0.17 per share (collectively, the “Warrants”), at a price less than the Minimum Price as defined by and in accordance with Nasdaq Listing Rule 5635(d):

For	Against	Abstentions	Broker Non-Votes
611,576	175,457	4,979	792,012

Proposal No. 3 was approved by approximately 77.2% of the votes cast on the proposal at the Special Meeting, and as such Proposal No. 3 was approved at the Special Meeting.

4.	Proposal No. 4: Approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal Nos. 1 and 3 above:

For	Against	Abstentions	Broker Non-Votes
3,762,247	552,370	5,091	—

While Proposal No. 4 was approved, because Proposal Nos. 1 and 3 were also approved, the approval of Proposal No. 4 had no effect.

Item 8.01. Other Events

The information provided in Item 5.03 is hereby incorporated by reference.

As a result of the approval of Proposal No. 3 above, the Warrants are now exercisable.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Second Amendment to 180 Life Sciences Corp. 2022 Omnibus Incentive Plan
10.2*	Second Amended and Restated 180 Life Sciences Corp. 2022 Omnibus Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

180 LIFE SCIENCES CORP.

Date: February 16, 2024	By:	/s/ James N. Woody, M.D., Ph.D.
James N. Woody, M.D., Ph.D.
Chief Executive Officer

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